UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 7, 2007

STAR GAS PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	011-14129	06-1437793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2187 Atlantic Street, Stamford, CT	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (203) 328-7310

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

First Amendment to Amended and Restated Unit Purchase Rights Agreement

Star Gas Partners, L.P., a Delaware limited partnership (the “Partnership,” “we,” “us” or “our”), has entered into a First Amendment dated as of June 7, 2007 (the “Amendment”) to its Amended and Restated Unit Purchase Rights Agreement, dated as of July 20, 2006 (the “Rights Agreement”), between the Partnership and American Stock Transfer & Trust Company, as rights agent. The Rights Agreement, which was originally entered into as of April 17, 2001, provides for the issuance to unitholders of rights to acquire additional Common Units upon the occurrence of certain events. Unless earlier terminated, the rights will expire on April 16, 2011.

The Amendment amends the definition of “Acquiring Person” to reduce the acquisition threshold from 15% of the outstanding Common Units to 5%. As further discussed below under the heading “Preservation of Net Operating Loss Carryforwards,” the purpose of the Amendment is to protect the Partnership’s Net Operating Loss Carryforwards (NOLs) for federal income tax purposes by discouraging any Person or group from acquiring more than 5% of the Partnership’s issued and outstanding Common Units.

The Amendment also amends the definition of “Exempt Person” to exclude from the definition of Acquiring Person a Person that owned more than 5% of the outstanding Common Units but less than 15% of the outstanding Common Units on the date of the Amendment; provided that after the date of the Amendment, such Person, together with such Person’s Affiliates and Associates, does not (A) become the Beneficial Owner of additional Common Units representing one percent (1%) or more of the then outstanding Common Units, in which case such Person shall be deemed to be an Acquiring Person for purposes of the Rights Agreement, or (B) decrease its percentage ownership below five percent (5%) of the then outstanding Common Units, in which case such Person shall no longer be eligible to be excepted from the definition of Acquiring Person. In addition, the Amendment provides that the General Partner or any Affiliate of the General Partner will cease to be an Exempt Person if they acquire Beneficial Ownership of additional Common Units representing, in the aggregate, one percent (1%) or more of the outstanding Common Units after the date of the Amendment.

In general, under the amended Rights Agreement, rights will separate from the Units and become exercisable on the tenth day (or such later date as may be determined by the General Partner) after a Person or group (a) acquires beneficial ownership of 5% or more of the Common Units or (b) announces a tender or exchange offer, the consummation of which would result in ownership by a Person or group of 5% or more of the Common Units. If a Person or group other than an Exempt Person obtains 5% or more of the Common Units (other than pursuant to a tender offer deemed adequate and in the best interests of the Partnership and its Unitholders by the General Partner (a “Permitted Offer”)), then each right (other than rights owned by an Acquiring Person or its Affiliates) will entitle the holder thereof to purchase, for the exercise price, a number of Common Units having a then current market value of twice the exercise price.

The description of the Amendment contained in this Form 8-K is qualified in its entirety to the text of the actual document that is filed as an exhibit hereto. The description of the Rights

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Agreement contained in this Form 8-K is qualified in its entirety by the text of the actual document that was filed as an exhibit to the Partnership’s Current Report on Form 8-K, filed with the SEC on July 21, 2006.

Preservation of Net Operating Loss Carryforwards

As of the calendar tax year ended December 31, 2006, Star/Petro, Inc., a wholly-owned subsidiary of the Partnership, had a federal net operating loss carryforward (“NOL”) of approximately $162 million, of which approximately $43 million is limited in accordance with Federal income tax law as a result of prior transactions. The NOLs, which will expire between 2018 and 2024, are generally available to offset any future taxable income. In the event that the Partnership experiences an “ownership change” for federal income tax purposes under Internal Revenue Code Section 382 (“Section 382”), Star/Petro may be restricted annually in its ability to use its NOLs to reduce its federal taxable income.

In general, the Partnership would be deemed to have an “ownership change” under Section 382 if, immediately after any owner shift involving a 5% unitholder or any equity structure shift, the percentage of units of the Partnership owned by one or more 5% unitholder has increased by more than 50% over the lowest percentage of units of the Partnership (or any predecessor entity) owned by such unitholder at any time during the three-year testing period.

Item 3.03 Material Modifications to Rights of Securityholders

The terms of the rights have been modified in connection with the adoption of the Amendment. A summary of the modifications is set forth above in Item 1.01, which is incorporated herein by this reference.

Item 9.01 (d) Exhibits

99.1	First Amendment to Amended and Restated Unit Purchase Rights Agreement.

99.2	Press Release dated June 8, 2007.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR GAS PARTNERS, L.P.
By:	Kestrel Heat, LLC (General Partner)

By:	/s/ Richard Ambury
Name:	Richard Ambury
Title:	Chief Financial Officer

Date: June 8, 2007

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Exhibit Index

99.1	First Amendment to Amended and Restated Unit Purchase Rights Agreement.

99.2	Press Release dated June 8, 2007.

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